Exhibit 5.1

MANATT, PHELPS & PHILLIPS, LLP

April 13, 2006

Board of Directors

Focus Enhancements, Inc.

1370 Dell Avenue

Campbell, CA 95008

Re:                             Form S-3 Registration Statement Under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Focus Enhancements, Inc. (“Focus”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Act”) relating to the offer and sale (the “Offering”) of up to 11,413,718 shares of common stock (the “Common Stock”) to be issued in connection with the conversion of senior secured convertible notes due January 1, 2011 (the “Notes”) and 30,000 shares issuable upon conversion of warrants (the “Warrants”).  As special counsel to Focus, we have reviewed such legal and factual matters as we have deemed appropriate for the purpose of rendering this opinion.

Based on that review, we are of the opinion that the Common Stock which is the subject of the Registration Statement, when issued upon conversion of the Notes and upon conversion of the Warrants in accordance with the terms thereby, will be validly issued, fully paid, and non-assessable shares of Common Stock.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

We hereby consent to the use of this opinion and to the reference to our firm appearing in the Prospectus relating to the Offering under the heading “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

Very truly yours

/s/ Manatt, Phelps & Phillips, LLP
MANATT, PHELPS & PHILLIPS, LLP